EXHIBIT 16.1

Peter C. Cosmas CPA
370 Lexington Ave.
Suite 1205
New York, New York 10017
973-492-3090

January 30, 2008

Security Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0405

Dear Sir or Madam:

I have reviewed Item 4.01 of the Form 8-K of Lattice Incorporated dated January 30, 2008 and agree with the disclosures contained therein.

Very truly yours,

/s/ Peter C. Cosmas
Peter C. Cosmas CPA